Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Claymont Steel Holdings, Inc. (formerly CitiSteel USA Holdings, Inc.) on Form S-1, filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated July 27, 2006, except for Note 17, as to which the date is October 12, 2006 and Note 19, as to which the date is December 5, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement discussed in Note 17), on the 2005 and 2004 consolidated financial statements of Claymont Steel Holdings, Inc. and to the reference to us under the heading “Experts” in the prospectus.

Crowe Chizek and Company LLC

Lexington, Kentucky

December 18, 2006